Annual Supplemental Information Package for
Alexander & Baldwin, Inc. - Real Estate Segments

For the Year Ending December 31, 2010
(Unaudited)

Alexander & Baldwin, Inc. – Real Estate Segments

Index to Annual Supplemental Information Package (Unaudited)
For the Year Ending December 31, 2010

The information contained in this Annual Supplemental Information Package is unaudited and should be read in conjunction with the Company’s quarterly and annual reports and other filings with the Securities and Exchange Commission. The Company intends to provide annual updates to the information contained herein, but is not required, and undertakes no obligation, to revise or update forward-looking statements or any factors that may affect actual results, whether as a result of new information, future events, or circumstances occurring after December 31, 2010.

About the Company	1

Overview of A&B Land Group and Real Estate Segments	2

Real Estate Leasing Segment

Strategy and Operations	3

2010 Highlights and Performance and 2011 Outlook	5

Asset Descriptions and Statistics
Property Detail – Hawaii Improved Properties (Table 1)	6
Property Detail – U.S. Mainland Improved Properties (Table 2)	7
Property Summary – Comparable Occupancy Data by Geographic Region (Table 3)	7
Real Estate Leasing Cash Net Operating Income (NOI) (Table 4)	8
2010 Improved Property Portfolio Acquisitions/Dispositions (Table 5)	9
2009 Improved Property Portfolio Acquisitions/Dispositions (Table 6)	9
Lease Expirations of Improved Properties (Table 7)	10
Tenant Concentration (Table 8)	11

Real Estate Sales Segment

Strategy and Operations	12
Real Estate Developments	12
Landholdings and Entitlement Activities	17
Aggregate Landholdings (Table 9)	17
Real Estate Land Portfolio (Table 10)	18
Real Estate Development Joint Venture Portfolio (Table 11)	19

2010 Highlights and Performance and 2011 Outlook	20

Asset Descriptions and Statistics
Real Estate Development Overview (Table 12)	21

Forward-Looking Statements
This Annual Supplemental Information Package contains certain forward-looking statements, such as forecasts and projections of the Company’s future performance or statements of management’s plans and objectives. These statements are “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Except for historical information contained in this Annual Supplemental Information Package, such communications contain forward-looking statements. These include, for example, all references to 2011 or future years. New risk factors emerge from time to time and it is not possible for the Company to predict all such risk factors, nor can it assess the impact of all such risk factors on the Company’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Accordingly, forward-looking statements cannot be relied upon as a guarantee of future results and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected in the statements, including, but not limited to the factors that are described in Part I, Item 1A under the caption of “Risk Factors” of the Company’s 2010 annual report on Form 10-K. The Company is not required, and undertakes no obligation, to revise or update forward-looking statements or any factors that may affect actual results, whether as a result of new information, future events, or circumstances occurring after the date of this report.

Basis of Presentation
The information contained in this Annual Supplemental Information Package does not purport to disclose all items required by accounting principles generally accepted in the United States of America (GAAP). The information contained in this Annual Supplemental Information Package is unaudited and should be read in conjunction with the Company’s Form 10-K for the year ended December 31, 2010 and other filings with the Securities and Exchange Commission.

About the Company

Alexander & Baldwin, Inc. (A&B or the Company) is a multi-industry corporation with most of its operations centered in Hawaii. It was founded in 1870 as a sugar plantation and incorporated in 1900. It has evolved from its agricultural foundation into an integrated network of complementary businesses serving the agricultural, real estate and transportation needs of Hawaii. A&B also benefits from diversification beyond Hawaii’s shores, including its U.S. mainland (Mainland) income portfolio, Asia-Pacific ocean transportation services and Mainland logistics services.

Ocean transportation operations, related shoreside operations in Hawaii, and logistics services across the Mainland are conducted by a wholly owned subsidiary, Matson Navigation Company, Inc. (MNC) and two Matson subsidiaries. Real estate leasing and development activities are conducted by A&B Properties, Inc. (A&B Properties), a wholly-owned subsidiary of A&B, and various other subsidiaries and affiliates of A&B. Agribusiness operations are conducted by Hawaiian Commercial & Sugar Company, a division of A&B, and certain other wholly owned subsidiaries of A&B.

•
Transportation: Transportation consists of Ocean Transportation and Logistics Service segments. The Ocean Transportation segment, which is conducted through MNC, is an asset-based business that derives its revenue primarily through the carriage of containerized freight between various ports on the U.S. Pacific Coast, and in Hawaii, Guam, China and other Pacific islands. Additionally, the Ocean Transportation segment has a 35 percent interest in an entity that provides terminal and stevedoring services at U.S. Pacific Coast facilities. The Logistics Services segment, which is conducted through Matson Integrated Logistics, Inc. (MIL), a wholly owned subsidiary of MNC, is a non-asset based business that is a provider of domestic and international rail intermodal service, long-haul and regional highway brokerage, specialized hauling, flat-bed and project work, less-than-truckload, expedited/air freight services, and warehousing and distribution services. Warehousing and distribution services are provided by Matson Global Distribution Services, Inc. (MGDS), a wholly owned subsidiary of MIL. MGDS’s operations also include Pacific American Services, LLC, a San Francisco bay-area regional warehousing, packaging, and distribution company.

•
Real Estate: Real Estate consists of two segments that operate in Hawaii and on the Mainland:  Sales and Leasing. The Real Estate Sales segment generates its revenues through the development and sale of land and commercial and residential properties. The Real Estate Leasing segment owns, operates and manages retail, office and industrial properties and ground leases.

•
Agribusiness: Agribusiness, a division of A&B, contains one segment and produces bulk raw sugar, specialty food grade sugars, molasses, green coffee and roasted coffee; markets and distributes green coffee, roasted coffee, and specialty food-grade sugars; provides general trucking services, mobile equipment maintenance, and repair services in Hawaii; and generates and sells, to the extent not used in the Company’s Agribusiness operations, electricity.

More information about the Company can be found at www.alexanderbaldwin.com

Corporate Headquarters
Alexander & Baldwin, Inc.
822 Bishop Street
Honolulu, HI 96813

Investor Relations
Questions about this annual supplemental information package should be directed to Suzy P. Hollinger, Director, Investor Relations at (808) 525-8422 or shollinger@abinc.com.

Websites
Alexander & Baldwin, Inc. - www.alexanderbaldwin.com
A&B Properties, Inc. - www.abprop.com
Matson Navigation Company, Inc. - www.matson.com
Hawaiian Commercial & Sugar Company - www.hcsugar.com

Transfer Agent & Registrar
BNY Mellon Shareowner Services (www.bnymellon.com)
P.O. Box 358015, Pittsburgh, PA 15252

Stock Exchange Listing
NYSE: ALEX

Overview of A&B Land Group and Real Estate Segments

Alexander & Baldwin, Inc. owns 87,840 acres in Hawaii. The vast majority of this land was acquired over 100 years ago to support the cultivation of sugar cane, which was Hawaii’s principal industry for more than a century. Historically, these lands have been used for a variety of agricultural purposes, including active farming, the collection and transport of water for purposes of irrigation and hydroelectric power production, and the processing of crops into saleable products. Today, roughly 87,100 acres of the Company’s land, including land leased to others, are designated for agriculture and conservation uses.

The A&B Land Group, which includes both A&B Properties, Inc. and A&B’s agribusiness units, is responsible for the stewardship of this land and the long-term enhancement of its value. Agriculture remains the highest and best use for the great majority of these lands and provides significant benefits to the community and shareholders alike. A&B owns Hawaiian Commercial & Sugar Company on Maui, the last Hawaii sugar plantation, and on Kauai, has developed a coffee operation on lands formerly used for sugar production. The Company continues to innovate and seek ways to enhance the long-term performance of its agricultural businesses, including the exploration of renewable energy expansion opportunities.

A&B Properties undertakes a comprehensive program of land stewardship to ensure that lands are employed at their highest and best use, and planning, entitlement and development to enhance the value of the Company’s lands in keeping with community needs. By identifying and pursuing developments and transactions that enhance the value of raw land holdings, and reinvesting tax-deferred proceeds from these efforts into new developments and a portfolio of income-producing properties, A&B Properties creates value for shareholders and diversifies its income stream. The Company’s development activities, once limited to its historical landholdings, have been expanded through the use of acquired land and joint ventures, enabling the further diversification of earnings through the expansion to other Hawaiian islands and the Mainland. This extension of the Company’s development activities has allowed it to leverage its development expertise, market knowledge and capital resources, while also mitigating risk.

The balance of this document will outline the following aspects of the Real Estate Leasing and Real Estate Sales segments, respectively:

•	Strategy and operations
•	2010 highlights and performance and 2011 outlook
•	Asset descriptions and statistics

Real Estate Leasing Segment Strategy and Operations

The Real Estate Leasing segment owns, operates, and manages commercial properties. It focuses on acquiring high-quality retail, office, and industrial properties in good locations, effectively managing those properties to increase margins through higher occupancies and cost management, and positioning these assets for sale when full market value has been achieved. Real Estate Leasing income also includes revenue from a variety of land leases, licenses and other agreements related to real estate in Hawaii.

A&B Properties’ portfolio of 45 income-producing properties is well balanced among retail, office and industrial sectors and is geographically dispersed in eight Mainland states and Hawaii. Prior to 1989, the portfolio consisted of 17 Hawaii properties developed by the Company on its historic landholdings on Maui and Kauai. The portfolio has grown primarily through the tax-efficient reinvestment of property sales proceeds using Internal Revenue Code Section 1031 tax-deferred exchanges. A&B’s current 1031 exchange strategy began in 1989 when the Company reinvested a portion of the proceeds from the 1989 sale of its Wailea resort development into five commercial properties on the Mainland. Since that time, the commercial portfolio has grown primarily through tax-deferred exchanges to 23 Mainland properties and 22 Hawaii properties comprising 7.9 million gross leasable square feet. In essence, the income taxes that are deferred provide the Company with an interest-free source of capital that is used to generate incremental cash flow. Over the years, the Company has deferred over $200 million of income taxes on the sale of raw land and improved properties. The tax benefits of the 1031 program also allow the Company to compete effectively for acquisitions, and earn attractive returns.

Portfolio Description

To minimize portfolio risk, the Company maintains a geographically dispersed and diversified portfolio of retail, office and industrial properties. In 2010, the real estate leasing portfolio comprised approximately 6 percent and 18 percent of the Company’s consolidated revenue and operating profit (before subtracting amounts treated as discontinued operations), respectively.

The Company’s real estate leasing portfolio consists of improved properties in Hawaii and on the Mainland, as well as unimproved properties in Hawaii. A brief description of each category follows:

Hawaii Improved Properties - A&B’s Hawaii improved property portfolio consists of retail, office and industrial properties, comprising approximately 1.5 million square feet of leasable space. The majority of the commercial properties are located on Maui and Oahu, with smaller holdings in the area of Port Allen, on Kauai, and the Big Island of Hawaii.

Hawaii Unimproved Properties - At December 31, 2010, the Company owned 87,700 unimproved acres. The vast majority of the lands held by the Company in Hawaii, approximately 87,100 acres, are designated for conservation or agricultural uses. The Company leases and licenses a relatively small portion of its lands to third parties. These leases and licenses consist of a wide variety of ground leases and licenses of urban and agricultural lands, ranging from ground leases covering the fee interest in land underlying commercial properties, to farming and pasture leases, to licenses of remnant parcels and easement areas, to sand and aggregate quarry leases whose lease or royalty payments are based on extraction rates. Accordingly, both period-to-period results and rental revenue per land unit may be highly variable.

Mainland Improved Properties - On the Mainland, A&B owns a portfolio of retail, office and industrial properties acquired primarily by way of tax-deferred exchanges under Internal Revenue Code Section 1031. The Company’s Mainland portfolio comprises approximately 6.4 million square feet of leasable space.

Acquisition, Management and Disposition Strategy

Overview
A core business objective of the Real Estate Leasing Segment is to generate the highest risk-adjusted returns possible from its portfolio of income properties. This is accomplished through an integrated program of selective acquisitions based on strict underwriting criteria, effective property and asset management, proper positioning of the properties for sale at or near their peak values, and enabling the reinvestment of proceeds from those sales into tax-advantaged 1031 acquisitions of properties with higher growth potential. The Company seeks to acquire income properties in markets with strong growth prospects and to enhance asset values through facility upgrades, re-tenanting, asset repositioning and general market growth. When management believes a property has achieved full value, it will market the property for sale, or occasionally respond to unsolicited offers. Upon a sale, reinvestment of proceeds will not necessarily be in the same asset class, but, over time, the Company expects to maintain a relatively consistent balance of operating income from its retail, office and industrial space.

Leasing Operations
The Company’s property and asset management program focuses on maximizing the cash flows and market value of its leased portfolio by emphasizing optimal occupancy through strategic positioning of each property with competitive lease rates and synergistic tenant mixes, while minimizing operating and tenant improvement costs. The Company also focuses on early lease renewals and advance replacement of weak tenants in order to minimize vacancy exposure.

Leasing Dispositions
The Company regularly sells selected properties from its portfolio when it believes the value of an asset has been maximized and the full fair market value for the asset can be realized. The Company also sells non-core land parcels in instances where near- and long-term value creation opportunities are limited. This allows the Company to capture embedded value created by its property and asset management efforts, and provides investment capital for redeployment into other asset classes or locations where it believes higher returns may be realized. It is important to note, however, that the gains from these dispositions are reported as income within the Real Estate Sales segment and not within the Real Estate Leasing segment. These sales, while classified under GAAP as discontinued operations, are a core component of the A&B real estate strategy and are a recurring source of earnings.

Leasing Acquisitions
The Company reinvests proceeds from the sale of properties by acquiring replacement properties in Section 1031 exchanges. These 1031 exchange transactions allow the Company to redeploy, on an interest-free basis, the taxes that would otherwise be paid on the sale, resulting in higher after-tax returns on invested capital. The Company also seeks to further enhance investment returns by acquiring properties in expanding markets offering higher return characteristics.

The Company’s Mainland income properties have been acquired primarily with tax-deferred exchange proceeds, and while the Company expects that future acquisitions will be acquired predominantly with tax-deferred exchange proceeds, the Company is not limited to the use of tax-deferred exchange proceeds in acquiring properties to enhance and expand its lease portfolio.

Real Estate Leasing Segment 2010 Highlights and Performance and 2011 Outlook

Note:  Additional detail on 2010 and prior year performance is available in the Company’s 2010 Form 10-K.

Leasing Operations
Real estate leasing results during 2010 reflect the impacts of the 2008-2009 recession on the real estate industry. Mainland occupancy for 2010 was 85 percent, consistent with 2009 occupancy. Hawaii occupancy for 2010 was lower at 92 percent compared to 95 percent for 2009, primarily due to the acquisition of the 238,300 square-foot Komohana Industrial Park in July 2010 that was 74 percent occupied. Excluding the effect of the Komohana occupancy, Hawaii occupancy for 2010 would have been 94 percent.

Real estate leasing revenue and operating profit for 2010 were 9 percent and 18 percent lower, respectively, than the amounts reported for 2009. The decrease in real estate leasing revenue was principally due to lower Mainland rents, the non-reinvestment of approximately $33 million of 1031 proceeds from sales in 2009 and 2010, and the revenue impact from the timing of acquisitions and dispositions. Operating profit decreased in 2010, compared with 2009, principally due to the same reasons cited above for the revenue decrease. Although higher depreciation expense was not a factor in 2010 as compared to 2009, it is expected to increase prospectively as tax-deferred proceeds from sales of commercial properties with lower depreciated bases are reinvested in commercial properties, resulting in higher relative depreciable bases.

Leasing Acquisitions/Dispositions
The Company’s acquisition and disposition activities of improved properties in 2010 are referenced in Table 5.

In January 2011, A&B completed the disposition of the 28,100 square-foot Apex Building on Maui. This post-2010 transaction is not reflected in Tables 1, 2 or 5.

Real Estate Leasing Outlook
In 2011, the Company anticipates some softening in Hawaii occupancy and rents as Hawaii’s real estate market generally lags the Mainland recovery. Additionally, depreciation expense is expected to increase due to recent acquisitions. However, the Company expects stability in renewal rents and occupancy in its Mainland properties, and therefore, overall, the Company expects modest improvement in leasing results compared to 2010.

Real Estate Leasing Segment – Asset Descriptions and Statistics

Tables 1 and 2 on the following pages provide detail on the Company’s commercial real estate portfolio.

Table 1

Property Detail - Hawaii Improved Properties
As of December 31, 2010

Property	Island	Gross Leasable Area (sq. ft.)	Leased1 2010

Industrial:
Komohana Industrial Park	Oahu	238,300	74%
Waipio Industrial	Oahu	158,400	97%
P&L Warehouse	Maui	104,100	89%
Wakea Business Center II	Maui	61,500	98%
Port Allen Center I	Kauai	28,000	85%
Port Allen Steel Warehouse	Kauai	22,700	90%
Port Allen Center II	Kauai	13,300	100%
Subtotal – Industrial		626,300	89%

Office:
Kahului Office Building	Maui	57,200	85%
Kahului Office Center	Maui	32,900	91%
Stangenwald Building	Oahu	27,100	99%
Judd Building	Oahu	20,200	100%
Maui Clinic Building	Maui	16,600	92%
Lono Center	Maui	13,100	83%
Subtotal – Office		167,100	91%

Retail:
Maui Mall	Maui	185,700	92%
Kaneohe Bay Shopping Center	Oahu	123,900	99%
Waipio Shopping Center	Oahu	113,800	98%
Lanihau Marketplace	Hawaii	88,300	98%
Kunia Shopping Center	Oahu	60,400	90%
Lahaina Square	Maui	50,200	70%
Apex Building	Maui	28,100	91%
Port Allen Marina Center	Kauai	23,500	78%
Kahului Shopping Center	Maui	17,500	91%
Subtotal – Retail		691,400	94%

Total Hawaii		1,484,800	92%

1 Represents the average percentage of space leased during the period. Space is considered leased when a tenancy agreement has been fully executed or the space is revenue-producing.

Table 2

Property Detail - Mainland Improved Properties
As of December 31, 2010
Property	Location	Gross Leasable Area (sq. ft.)	Leased1 2010

Industrial:
Heritage Business Park	Dallas, TX	1,316,400	89%
Savannah Logistics Park	Savannah, GA	1,035,700	80%
Midstate 99 Distribution Center	Visalia, CA	790,400	96%
Sparks Business Center	Sparks, NV	396,100	48%
Republic Distribution Center	Pasadena, TX	312,500	60%
Activity Distribution Center	San Diego, CA	252,300	85%
Centennial Plaza	Salt Lake City, UT	244,000	95%
Northpoint Properties	Fullerton, CA	119,400	100%
Subtotal – Industrial		4,446,800	85%

Office:
1800 and 1820 Preston Park	Plano, TX	198,800	82%
Ninigret Office Park X and XI	Salt Lake City, UT	185,200	97%
San Pedro Plaza	San Antonio, TX	163,800	67%
2868 Prospect Park	Sacramento, CA	162,900	100%
Concorde Commerce Center	Phoenix, AZ	140,700	79%
Deer Valley Financial Center	Phoenix, AZ	126,600	73%
2890 Gateway Oaks	Sacramento, CA	58,700	88%
Firestone Building	La Mirada, CA	28,100	100%
Subtotal – Office		1,064,800	84%

Retail:
Meadows on the Parkway Shopping Center	Boulder, CO	216,400	83%
Rancho Temecula Town Center	Temecula, CA	165,500	97%
Little Cottonwood Shopping Center	Sandy, UT	141,600	96%
Arbor Park Shopping Center	San Antonio, TX	139,500	95%
Broadlands Marketplace	Broomfield, CO	103,900	90%
Wilshire Center	Greeley, CO	46,500	77%
Royal MacArthur Center	Dallas TX	44,000	91%
San Pedro Retail	San Antonio, TX	8,100	100%
Subtotal – Retail		865,500	88%

Total Mainland		6,397,100	85%

1 Represents the average percentage of space leased during the period. Space is considered leased when a tenancy agreement has been fully executed or the space is revenue-producing.

Table 3

Improved Property Summary – Comparable Occupancy Data by Geographic Region
As of December 31, 2010 and 2009

	Gross Leasable Area December 31, 2010	Leased1 2010	Gross Leasable Area December 31, 2009	Leased1 2009

Hawaii	1,484,800	92%	1,308,200	95%
Mainland	6,397,100	85%	7,000,000	85%
TOTAL	7,881,900	86%	8,308,200	87%

1 Represents the average percentage of space leased during the period. Space is considered leased when a tenancy agreement has been fully executed or the space is revenue-producing.

Table 4

Real Estate Leasing Cash Net Operating Income (NOI) 1

	Year Ended December 31,			December 31,
	2010	2009		2010
	Total Cash NOI	Total Cash NOI	Percentage Change	Book Basis2
Hawaii – Improved	$20.4	$24.1	-15%	$196.2
Hawaii – Unimproved	3.8	4.6	-17%	16.3
Mainland – Improved	31.5	37.2	-15%	546.6
Total	$55.7	$65.9	-16%	$759.1

1
Cash net operating income (NOI) is a non-GAAP measure derived from real estate revenues (determined in accordance with GAAP, less straight-line rental adjustments) minus property operating expenses (determined in accordance with GAAP). Cash NOI does not have any standardized meaning prescribed by GAAP, and therefore, may differ from definitions of Cash NOI used by other companies. Cash NOI should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s financial performance, or as an alternative to cash flow from operating activities as a measure of the Company’s liquidity. Cash NOI is commonly used as a measure of operating performance because it is an indicator of the return on property investment, and provides a method of comparing property performance over time. Cash NOI excludes general and administrative expenses, straight-line rental adjustments, bad debt expense, interest income, interest expense, depreciation and amortization, and gains on sales of interests in real estate. The Company believes that the Real Estate Leasing segment’s operating profit after discontinued operations is the most directly comparable GAAP measurement to Cash NOI. A required reconciliation of Real Estate Leasing operating profit to Real Estate Leasing Segment Comparable Cash NOI is as follows:

Required Reconciliation of Real Estate Leasing Operating Profit to Real Estate Leasing Comparable Cash NOI (non-GAAP) (in millions)	Year Ended December 31, 2010		Year Ended December 31, 2009

Real Estate Leasing Segment Operating Profit before Discontinued Operations	$35.3	$	$43.2
Less amounts reported in discontinued operations	(3.3)		(12.7)
Real Estate Leasing Segment Operating Profit after Subtracting Discontinued Operations	32.0		30.5
Adjustments:
Depreciation and amortization	21.1		21.2
FASB 13 Straight-line lease adjustments	(4.1)		(2.0)
General and administrative expense	2.9		2.5
Kahului Shopping Center business interruption payment	--		(1.4)
Discontinued operations	3.3		12.7
Bad debt expense	0.5		1.0
Real Estate Leasing Total Cash NOI	55.7		65.9
Acquisitions/Disposition Adjustments/Other	(19.7)		(22.7)
Real Estate Leasing Segment Comparable Cash NOI3	$36.0	$	$43.2

2
Represents the net book basis of properties owned as of December 31, 2010, including intangibles. The tax bases of certain properties may be significantly lower than their fair values (and book bases) due to the deferral of gains allowed under Section 1031/1033 of the Internal Revenue Code. Additionally, a large portion of the Company’s undeveloped historic lands on Maui and Kauai, excluding relatively recent land acquisitions, such as the Company’s Wailea holdings, has a cost basis of $150 per acre, which may be significantly less than fair value.

3
Comparable Cash NOI is defined as including only Cash NOI related to properties that were operated throughout the duration of both periods under comparison. As a result, it excludes properties acquired or disposed of during or subsequent to 2010 that were not operated throughout the entire duration of both periods under comparison.

	Year Ended December 31,
	2010	2009
	Comparable Cash NOI3	Comparable Cash NOI3	Percentage Change
Hawaii – Improved	$12.7	$13.5	-6%
Hawaii – Unimproved	3.7	4.1	-10%
Mainland – Improved	19.6	25.6	-23%
Total	$36.0	$43.2	-17%

Table 5

2010 Improved Property Portfolio Acquisitions/Dispositions
(Dollars in millions)

Property acquired in 2010	Acquisition Date (M/Y)	Acquisition Price	Gross Leasable Area (sq. feet)	Leased Percentage at Acquisition
Meadows on the Parkway	01/10	$30.8	216,400	83%
Lanihau Marketplace	04/10	$22.5	88,300	98%
Komohana Industrial Park	07/10	$37.7	238,300	74%
Little Cottonwood Center	10/10	$20.8	141,600	96%
Rancho Temecula Town Center	11/10	$48.9	165,500	97%
Lahaina Square	11/10	$4.9	50,200	70%

Property disposed of in 2010	Disposition Date (M/Y)	Disposition Price	Gross Leasable Area (sq. feet)	Leased Percentage at Disposition
Mililani Shopping Center	01/10	$50.3	180,300	99%
Kele Center	02/10	$4.9	14,800	91%
Valley Freeway Corporate Park	05/10	$15.5	228,200	96%
Ontario Distribution Center	10/10	$43.0	898,400	100%

Table 6

2009 Improved Property Portfolio Acquisitions/Dispositions
(Dollars in millions)

Property acquired in 2009	Acquisition Date (M/Y)	Acquisition Price	Gross Leasable Area (sq. feet)	Leased Percentage at Acquisition
Activity Distribution Center	02/09	$26.2	252,300	100%
Waipio Industrial	03/09	$28.3	158,400	98%
Northpoint Properties	08/09	$11.2	119,400	100%
Waipio Shopping Center	09/09	$30.9	113,800	99%
Firestone Building	12/09	$4.8	28,100	100%

Property disposed of in 2009	Disposition Date (M/Y)	Disposition Price	Gross Leasable Area (sq. feet)	Leased Percentage at Disposition
Southbank II	03/09	$20.1	120,800	100%
Hawaii Business Park	06/09	$13.0	85,200	98%
San Jose Avenue Warehouse	09/09	$8.3	126,000	100%
Pacific Guardian Tower	10/09	$37.9	130,600	95%
Village at Indian Wells	12/09	$20.3	104,600	96%

Table 7

Lease Expirations of Improved Properties1
As of December 31, 2010

Year of Expiration	Gross Leasable Area (sq. feet) of Expiring Leases	Percentage of Gross Leased Area

2011	638,170	9.3%
2012	569,386	8.3%
2013	1,998,433	29.0%
2014	488,125	7.1%
2015	934,506	13.6%
2016	625,312	9.1%
2017	473,884	6.9%
2018	115,530	1.6%
2019	41,923	0.6%
2020	183,459	2.6%
Thereafter	819,181	11.9%
Total	6,887,909	100.0%

1 Excludes leases on a month-to-month tenancy and vacant units.

Table 8

Tenant Concentration
Top Ten Tenants Based on Annualized Base Rent
As of December 31, 2010

Tenant	Industry	Percentage of Annualized Base Rent

Matson Global Distribution Services, Inc.1	Logistics	4.4%
Cigna Healthcare	Healthcare	2.7%
Office Max, Inc.	Retail	2.0%
GP/RM Prestress, LLC	Construction Equipment & Materials Supplier	2.0%
Teleperformance USA	Call Center/Communications	1.8%
Henry Schein, Inc.	Dental Supplier	1.6%
Safeway, Inc.	Retail	1.4%
International Paper	Paper Packaging/Distribution	1.4%
Rackspace DAL 1 DC Management	Web Hosting	1.2%
Coast Distribution System, Inc.	RV, Marine, Towing Supplier	1.2%

1
Matson Global Distribution Services, Inc., a wholly owned subsidiary of Matson Integrated Logistics, Inc., leases approximately 810,000 square feet from A&B Properties at Savannah Logistics Park. MGDS subleases substantially all of this square footage to Hasbro, Inc.

Real Estate Sales Segment Strategy and Operations

The Real Estate Sales segment generates its revenues through the development and sale of commercial, residential, and other properties, including raw land. The Real Estate Sales segment also includes the sale of commercial properties from the Real Estate Leasing segment portfolio.

The Real Estate Sales segment primarily seeks to create value by developing residential and commercial properties. While the Company had traditionally focused its development efforts on its historic landholdings in Hawaii, beginning in 1998 it began to acquire directly, or through joint ventures, non-company-owned lands to pursue new development opportunities.

The Company seeks to diversify its investments by geography and asset type. Current investments include projects on Maui, Kauai, Oahu, the Big Island of Hawaii and the Mainland. Some of these lands have been acquired through joint venture relationships, which the Company has utilized in order to gain access to new opportunities, leverage its own human and financial resources, complement its own expertise and mitigate project risk.

The following narrative descriptions of A&B’s real estate development pipeline summarize the status of various projects that currently are under development or in the planning stages.

Real Estate Developments

Maui:

(a) Wailea. In October 2003, A&B acquired 270 acres of fully zoned, undeveloped residential and commercial land at the Wailea Resort on Maui, planned for up to 1,200 homes, for $67.1 million. A&B was the original developer of the Wailea Resort, beginning in the 1970s and continuing until A&B sold the Resort to the Shinwa Golf Group in 1989.

A&B has since sold 78 acres and contributed 25 acres to a joint venture for the development of the Kai Malu project described below, and is in various stages of development on an additional 27 acres, as described below.

No. of Acres
Original acquisition	270
Sold to third parties	(78)
Contributed to joint venture (Kai Malu)	(25)
Under development (ii, iii, and iv below)	(27)
Future developments in planning	140

 (i)           Kai Malu at Wailea (25.0 acres) – In April 2004, A&B entered into a joint venture with Armstrong Builders, Ltd. for development of a 25-acre parcel at Wailea into 150 duplex units, averaging 1,800 square feet per unit. Sales commenced in 2006, with 138 units closed as of December 31, 2010, including three units that closed in 2010. Six of the remaining 12 unsold units have been leased.

(ii)           The Bluffs at Wailea (7.4 acres) – Construction was completed in 2008 on 12 half-acre estate lots, which are available for sale as of December 31, 2010.

(iii)           The Ridge at Wailea (6.7 acres) – Construction was completed in 2009 on nine half-acre estate lots, and water meters were installed in 2010. Final subdivision approval is expected by mid-2011.

(iv)           Wailea MF-7 (13.0 acres) – Permit reviews and revisions to construction documents are nearing completion for this 75-unit condominium project. The project’s water meters were installed in 2009. Significant County requirements have been addressed, including the fulfillment of the affordable housing obligation with the purchase of 38 affordable housing credits. The extension of the project’s SMA permit was approved in 2010. This project is planned to consist of 15 five-plex buildings and a recreation center, with units averaging 1,700 square feet.

(v)           Wailea SF-8 (13.0 acres) – Conceptual engineering designs have been completed for parcel SF-8 to meet affordable housing requirements for various Wailea projects.

(vi)           Wailea MF-10 (13.7 acres) – In 2010, the Special Management Area permit application and Planned Development Step II were approved for parcel MF-10, which allows construction documents to be completed for this mixed-used resort community. The project is expected to include a 65,000 square-foot commercial center, nine single-family lots fronting the Wailea Blue Course, and a 36-unit condominium project.

(b)           Haliimaile Subdivision. A&B’s application to rezone 63 acres and amend the community plan for the development of a 150- to 200-lot residential subdivision in Haliimaile (Upcountry, Maui) was approved by the Maui County Council in September 2005. In 2006, onsite infrastructure design work was submitted to County agencies, but design approval has been deferred until an acceptable water source can be confirmed.

(c)           Aina ‘O Kane. Aina ‘O Kane is planned to consist of 103 residential condominium units in five four-story buildings, with 20,000 square-feet of ground-floor commercial space, in Kahului. During 2010, A&B installed the project’s water meters and continued to process construction plans with the County to position this project for development when market conditions improve.

(d)           Kahului Town Center.  The redevelopment plan for the 19-acre Kahului Shopping Center block reflects the creation of a traditional town center, consisting of approximately 440 residential condominium units, as well as approximately 240,000 square feet of retail/office space. Work continues on securing permits and approvals to position this project for development when market conditions improve.

(e)           Maui Business Park II. In May 2008, A&B received final zoning approval, from agriculture to light industrial, for 179 acres in Kahului, Maui, representing the second phase of its Maui Business Park project. The zoning change approval is subject to various conditions, such as providing land for affordable housing and a wastewater treatment plant. In 2008, design and engineering of the infrastructure commenced and subdivision applications were filed with the County. In 2009, the County granted preliminary approval of several subdivision applications, preliminary design of project infrastructure was completed, and construction drawings for a water system were submitted for approvals. In 2010, A&B continued to process permits and construction drawings for subdivision improvements through various State and County agencies, and commenced demolition of existing structures to prepare for construction of subdivision improvements. In January 2011, construction of the project’s offsite private water system commenced. Construction of subdivision improvements for the first phase of the project is expected to commence in the second quarter of 2011.

Kauai:

(f)           Kukui`ula. In April 2002, A&B entered into a joint venture with an affiliate of DMB Communities II (DMB), an affiliate of DMB Associates, Inc., an Arizona-based developer of master-planned communities, for the development of Kukui`ula, a 1,000-acre master planned resort residential community located in Poipu, Kauai, planned for approximately 1,000 to 1,200 high-end residential units. In 2004, A&B exercised its option to contribute to the joint venture up to 40 percent of the project’s future capital requirements. In May 2009, the Company entered into an amended agreement with DMB to increase A&B’s ownership participation in Kukui’ula in exchange for more favorable participation in rights to future cash and profit distributions, while DMB’s future contributions would be limited to $35 million. During 2010, construction activities focused on resort core amenities. The 18-hole golf course, the community’s clubhouse, pool and locker rooms were completed and opened to members in late 2010. The golf clubhouse opened in January 2011 and the spa facility is scheduled to open in April 2011. The project’s 76,600 square-foot commercial center, Kukui’ula Village, is 71 percent leased. A total of 81 lots had closed as of December 31, 2010, including one closing in 2010. Active marketing of lots resumed in 2010, following substantial completion of the resort’s amenities. An agreement has been signed with a Kauai-based developer for the construction of 15 homes on a four-acre parcel, with construction commencing in 2011. Under the agreement, the joint venture receives a payment for each lot when construction of the home is completed and sold by the contractor. The capital contributed by A&B to the joint venture included approximately $197 million of cash contributions as of December 31, 2010, and of the initial contribution of land valued at $28 million. As of December 31, 2010, DMB has contributed $173 million, and has $8 million of contribution commitments remaining.

(g)           Kukui`ula Village. In August 2007, the Company entered into a joint venture with DMB Kukui`ula Village LLC, for the development of Kukui`ula Village. Construction of 76,600 square feet of the 83,200 square-foot commercial center, located at the entrance to the Kukui’ula project, was completed in March 2009 and the center opened for business in August 2009. As of December 31, 2010, the center was 71 percent leased.

(h)           Brydeswood. In February 2011, final subdivision approval was obtained for the 352-acre, 24-lot Brydeswood agricultural subdivision on Kauai. Since County water is not available for the project, a private water system is planned, and a test well is being drilled. Assuming adequate quality and quantity of water, marketing activities could begin in mid-2011, with construction dependent on sales results.

Oahu:

(i)           Honolulu Condominium. In 2010, A&B acquired a fully entitled high-rise condominium development site in the Kakaako district of Honolulu, Oahu. Conceptual plans are being prepared for a high-rise development of approximately 335 residential units. The commencement of development is subject to achieving acceptable pre-sales requirements.

(j)           Keola La`i. In 2008, A&B completed construction of a 42-story condominium project near downtown Honolulu, Oahu, consisting of 352 residential units, averaging 970 square feet, and four commercial units, with the majority of the residential units and two commercial units closed in 2008. Six residential units and a commercial unit closed in 2010. Six of the remaining nine residential units have been leased and one commercial unit is available for sale.

(k)           Waiawa.  In August 2006, A&B entered into a joint venture agreement with an affiliate of Gentry Investment Properties, for the development of a 1,000-acre master planned residential community (530 residential-zoned acres) in Central Oahu. Although, the master development agreement for the Waiawa lands between Kamehameha Schools and Gentry was terminated, the A&B/Gentry venture has fee simple ownership of, or the right to acquire at no cost, approximately 58 acres of developable land, in addition to 125 acres of gulch land required for the major project land bridge and road leading to the project. The venture and A&B will continue to evaluate their options for the development of this master-planned community.

Big Island of Hawaii:

(l)           Ka Milo at Mauna Lani. In April 2004, A&B entered into a joint venture with Brookfield Homes Hawaii Inc. to acquire and develop a 30.5-acre residential parcel in the Mauna Lani Resort on the island of Hawaii, planned for 37 single-family units and 100 duplex townhomes. A total of 27 units were constructed in 2007 and 2008 and, as of year-end 2010, 24 units had closed, with four closings in 2010. In 2010, A&B recognized a $2.1 million gain following the venture’s purchase of the project’s construction loan at a discount. The venture is proceeding with a revised development plan for construction of the remaining units.

Mainland:

Southern California:

(m)           Crossroads Plaza. In June 2004, A&B entered into a joint venture with Intertex Hasley, LLC, for the development of a 56,000-square-foot mixed-use neighborhood retail center on 6.5 acres in Valencia, California. The property was acquired in August 2004. The sale of a pad site building closed in 2007, and construction of the center was completed in 2008. As of December 31, 2010, the center was 89 percent leased.

(n)           Bridgeport Marketplace. In July 2005, A&B entered into a joint venture with Intertex Bridgeport Marketplace, LLC for the development of a 27.8-acre parcel in Valencia, California. The parcel was subdivided into a 5-acre parcel for a public park, a 7.3-acre parcel sold to a church in 2007, and a 15.5-acre parcel for the development of a 127,000-square-foot retail center. Construction of the center was completed in 2009 and occupancy was 95 percent as of December 31, 2010.

(o)           Bakersfield. In November 2006, A&B entered into a joint venture with Intertex P&G Retail, LLC, for the development of a 575,000-square-foot retail center on a 57.3-acre commercial parcel in Bakersfield, California. The parcel was acquired in November 2006. Although development plans remain on hold due to current market conditions, the venture continues to negotiate with potential anchor tenants and to evaluate development options.

(p)           Palmdale Trade & Commerce Center. In December 2007, A&B entered into a joint venture with Intertex Palmdale Trade & Commerce Center LLC, for the development of a 315,000-square-foot mixed-use commercial office and light industrial condominium complex on 18.2 acres in Palmdale, California, located 60 miles northeast of Los Angeles and 25 miles northeast of Valencia. The parcel was contributed to the venture in 2008. Development plans remain on hold due to current market conditions.

(q)           Santa Barbara Ranch. In November 2007, the Company entered into a joint venture with Vintage Communities (Vintage), a residential developer headquartered in Newport Beach, California, for the planned development of a 1,040-acre exclusive large-lot subdivision, located 12 miles north of the City of Santa Barbara. In 2008, due to worsening economic conditions, A&B suspended further investment in the project and recognized a $3.0 million impairment. In 2010, based on market conditions, the Company took an additional impairment loss of approximately $1.9 million. The Company plans to sell the venture’s assets that served as collateral for the repayment of A&B’s investment, including a 14-acre oceanfront parcel and an adjacent eight-acre parcel.

Landholdings and Entitlement Activities

Successful land entitlement is the most challenging and critical step in the development process. As in the case of other high-demand, high-quality locations with a limited supply of land suitable for development, the entitlement process in Hawaii is complex, time-consuming and costly, involving numerous State and County regulatory approvals. For example, conversion of an agriculturally zoned parcel to residential zoning usually requires the following approvals:

•	County amendment of the County general plan and community plan to reflect the desired residential use;

•	State Land Use Commission reclassification of the parcel from the Agricultural district to the Urban district; and

•	County rezoning of the property to the precise residential use desired.

A&B actively works with regulatory agencies, commissions and legislative bodies at various levels of government to entitle lands to their highest and best use. A&B designates a parcel as fully entitled or fully zoned when all of the above-mentioned land use approvals have been obtained.

As of December 31, 2010 A&B and its subsidiaries, including A&B Properties, Inc., owned 88,298 acres, consisting of 87,840 acres in Hawaii and 458 acres on the Mainland, as follows:

Table 9

Aggregate Landholdings

Acres

Maui	67,335
Kauai	20,430
Oahu	65
Big Island	10
Total Hawaii	87,840

California	100
Texas	164
Georgia	63
Utah	55
Arizona	19
Nevada	21
Colorado	36
Total U.S. Mainland	458

Total A&B Holdings	88,298

As described more fully in the table that follows, the bulk of this acreage currently is used for agricultural, pasture, watershed and conservation purposes. A portion of these lands is used or planned for development or other urban uses, including the development projects described in the preceding pages. An additional 3,020 acres on Maui, Kauai, and Oahu are leased from third parties, and are not included in the preceding table. In addition, the tables do not include approximately 2,186 acres under joint venture development.

Table 10

Real Estate Land Portfolio
As of December 31, 2010
Description	Locations	Acres
Fully Entitled
Hawaii – development / other	Oahu, Maui, Kauai	620
Mainland – development	Dallas, TX	28
Hawaii – commercial improved properties	Oahu, Maui, Kauai, Hawaii	140
Mainland – improved properties	AZ, CA, CO, GA, NV, TX, UT	430
Subtotal – Fully Entitled		1,218

Agricultural, pasture and miscellaneous
Hawaiian Commercial & Sugar Company	Maui	34,700
Kauai Coffee	Kauai	3,000
Leased to third parties	Maui, Kauai, Hawaii	9,260
Other agricultural, pasture and misc. purposes	Various	10,950
Subtotal – Agricultural, pasture & misc.		57,910

Watershed/Conservation
Wainiha Valley	Kauai	10,120
Other Kauai	Kauai	3,200
Maui	Maui	15,850
Subtotal – Watershed/Conservation		29,170

Total A&B Holdings		88,298

In addition to Company-owned lands, the Company has ownership interests in joint ventures that intend to develop lands contributed by the Company or to be acquired by the joint venture.

Table 11

Real Estate Development Joint Venture Portfolio1

Entitled, Joint Venture	Location	Acres1
Kukui’ula	Koloa, Kauai	1,000
Kukui’ula Village	Koloa, Kauai	10
Kai Malu at Wailea	Wailea, Maui	25
Ka Milo	Kona, Big Island	31
Palmdale Trade & Commerce Center	Palmdale, CA	18
Bridgeport Marketplace	Valencia, CA	28
Crossroads Plaza	Valencia, CA	7
Centre Pointe Marketplace	Valencia, CA	10
Bakersfield - Panama Grove	Bakersfield, CA	57
Waiawa	Waiawa, Oahu	1,0002
Total		2,186

1	Joint venture portfolio includes total estimated project acres, including acres sold, and may include acres not yet owned by the joint venture.

2
Approximately 183 acres are currently owned (or can be acquired at no cost) by the Waiawa joint venture. The remaining acreage is owned by a third-party landowner and is the subject of on-going development negotiations with the landowner.

Entitlement Activity

Planning and entitlement efforts underway include the following projects:

•
Kihei Residential:  95 acres in Kihei, Maui, planned for up to 600 primary housing units, plus a limited amount of commercial uses. In January 2009, the State Land Use Commission (SLUC) approved the project’s district boundary amendment application for Urban designation. Applications for zoning and community plan amendment were filed with the County in 2010. In December, the Planning Commission approved the change in zoning and community plan amendment applications by a vote of 7-1. The applications have been transmitted to the County Council for review and approval.

•
Waiale Community: A master-planned community of approximately 765 acres located in central Maui. Approximately 545 acres have been proposed for urban growth in the ongoing Maui General Plan Update to accommodate up to 3,000 primary housing units, together with parks, school, civic and commercial uses. In 2010, Properties submitted an application for Urban designation of the site and filed a preliminary notice of an environmental impact study (EIS) for the project. A burial treatment plan was also completed in 2010. Properties expects to commence preparation of the EIS in 2011.

•
Eleele Community:  In 2007, a master plan for a new 800-acre community east of Port Allen on Kauai was prepared by Properties. In 2009, this master plan was revised based on the subsequent decision to designate a portion of the project as Important Agricultural Lands (IAL). The new master plan now comprises approximately 840 acres, and includes plans for up to 3,000 residential housing units. Entitlement of the initial phase of the project, comprising approximately 260 acres west of Wahiawa Gulch, will commence in 2011.

Real Estate Sales Segment 2010 Highlights and Performance and 2011 Outlook

Note:  Additional detail on 2010 and prior year performance is available in the Company’s 2010 Form 10-K.

In 2010, the Company recognized $45 million of operating profit from the sales of commercial properties, allowing it to realize value created through appreciation and the Company’s active property management efforts. The Company redeployed the majority of these proceeds in assets offering higher future appreciation potential through tax-deferred 1031 exchanges. While the Company was successful in 2010 in investing $148 million of available sales proceeds from 2009 and 2010 improved property sales, it was unable to secure replacement properties meeting its investment criteria for all of the sales proceeds and  $33 million of sale proceeds were not reinvested in 2010.

The environment for development sales remains difficult, and in 2010, unit sales activity for the Company’s residential development projects (including joint ventures) was suppressed.

Real estate sales revenue in 2010 was $136.1 million and operating profit was $50.1 million. In addition to the aforementioned sales of improved properties, sales revenue included the sale of six residential units and a commercial space at the Company’s Keola La’i high-rise development on Oahu, a 75-acre agricultural parcel on Kauai, two leased fee parcels and several non-core Maui land parcels. Further, A&B recognized a $3.6 million gain in connection with the acquisition of the 50,200 square-foot Lahaina Square retail center on Maui. The center was acquired by the Company in connection with the settlement of a non-performing mortgage loan, which was purchased by the Company in the first quarter of 2010. Operating profit also included $2.0 million of joint venture earnings, principally due to a $5.1 million in gains recognized on the settlements of two mortgage loans owed to a project lender under regulatory supervision, partially offset by a $1.9 million impairment loss on the Company’s Santa Barbara joint venture investment.

Real Estate Sales Outlook
Real Estate Sales, which include improved commercial property sales, non-core land sales, and sales of property developed by the Company, are opportunistic by nature and, therefore, difficult to predict. In 2011, the Company expects to focus on land sales, which are expected to occur later in the year. Based on current expectations, modest improvement in development sales is anticipated in 2011.

The Company continues to pursue entitlement, design and permitting at various projects, positioning the Company to meet future demand as real estate markets recover. Additionally, the Company will continue to pursue real estate opportunities that meet its underwriting criteria, focusing primarily on investment opportunities in Hawaii. However, the timing and scale of these investments is not certain and will be dependent upon a number of factors, including, but not limited to, return and risk thresholds, underlying valuations, and the availability of alternative capital investment opportunities.

Table 12
Real Estate Development Overview
As of December 31, 2010
							(Dollars in Millions)				Construction Timing
Project	Location	Voting Interest if Joint Venture1	Product Type	Original Project Acres	Planned Units or Gross Leasable Area	Units Closed	Average Closed Sales Price2	Total Estimated Project Cost3	A&B Investment through 20103	A&B Capital Estimated 20114	Estimated Start	Estimated Substantial Completion

Wailea MF-7	Wailea, Maui	N/A	Resort residential	13	75	-	-	90	6	-	2011	2013
Aina 'O Kane	Kahului, Maui	N/A	Primary res./commercial	4	103	-	-	35	1	-	2012	2014
Kukui'ula	Koloa, Kauai	50%	Resort residential	1,000	1,000-1,200	81	1.4	810	231	16	2006	2011
Ka Milo	Kona, Hawaii	50%	Resort residential	31	137	24	1.2	120	12	-	2005	2014

Brydeswood	Kalaheo, Kauai	N/A	Ag lots	352	24	-	-	17	1	7	2011	2012
Haliimaile	Haliimaile, Maui	N/A	Primary residential lots	63	170	-	-	35	1	-	2012	2013
Palmdale Center	Palmdale, CA	50%	Office/Industrial	18	315,000 s.f.	-	N/A	45	4	-	TBD	--
Bakersfield	Bakersfield, CA	50%	Retail	57	575,000 s.f.	-	N/A	90	11	-	TBD	--
Maui Business Park II	Kahului, Maui	N/A	Light industrial lots	179	160	-	--	95	13	30	2011	2012
Kahului Town Center	Kahului, Maui	N/A	Primary res./commercial	19	440/240,000 s.f.	-	N/A	255	2	-	2012	2014
Wailea MF-6	Wailea, Maui	N/A	Resort residential lots	23	60	-	-	20	6	-	2013	2014
Wailea MF-10	Wailea, Maui	N/A	Resort residential/commercial	14	45	-	-	60	4	-	2012	2015
Wailea MF-16	Wailea, Maui	N/A	Resort residential lots	7	20	-	-	10	3	-	2014	2015
Wailea SF-8	Kihei, Maui	N/A	Primary residential	13	90	-	-	TBD	1	-	TBD	--
Wailea, other	Wailea, Maui	N/A	Various	83	500	-	-	TBD	25	-	TBD	--
Waiawa	Waiawa, Oahu	50%	Primary residential lots	1,000	5,000	-	-	TBD	8	-	TBD	--

Held-for-Lease						Occupancy
Bridgeport Marketplace	Valencia, CA	50%	Retail	16	127,000 s.f.	95%	N/A	44	6	-	2007	2008
Crossroads Plaza	Valencia, CA	50%	Retail	7	56,000 s.f.	89%	N/A	17	4	-	2007	2008
Kukui'ula Village	Koloa, Kauai	50%	Retail/Office	10	76,600 s.f.	71%	N/A	78	10	1	2007	2009

1
The Company’s percentage share of joint venture returns will likely vary from the Company’s voting percentage because returns are generally tiered based on final joint venture results. Additionally, the Company’s required capital contributions as a percentage of total equity capital required may differ from the Company’s voting percentage, depending on the specific joint venture terms.

2
The average closed sales price is not necessarily indicative of the expected average selling prices of remaining inventory due to the variability in product mix and market pricing. Sales prices for commercial development projects are not disclosed due to the wide range of product being sold.

3	Includes land cost at book value and capitalized interest, but excludes sales commissions and closings costs.

4
Estimated 2011 capital is dependent on a number of factors, including timing of sales proceeds, project costs and construction progress. Construction progress, even on fully entitled projects, depends on additional government approvals, such as building permits. As a result, estimated capital expenditures, sales or leasing timing are subject to change.

5	Represents estimated completion date for major project infrastructure and amenities. Construction activities related to parcel development will be ongoing.